Filed Pursuant to Rule 424(b)(2)
Registration No. 333-277590

THE INFORMATION IN THIS PRELIMINARY PRICING SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT ARE NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion

Preliminary Pricing Supplement Dated March 11, 2025

Pricing Supplement No. 1, dated March , 2025,

to the Prospectus, dated March  1, 2024, and

the Prospectus Supplement, dated March  1, 2024.

$

PRUDENTIAL FINANCIAL, INC.

% MEDIUM-TERM NOTES, SERIES E

DUE MARCH , 2035

UNDERWRITER AND PRINCIPAL AMOUNT:
J.P. Morgan Securities LLC	$
BNP Paribas Securities Corp.	$
BofA Securities, Inc.	$
Citigroup Global Markets Inc.	$
Mizuho Securities USA Inc.	$
TOTAL	$

The note being purchased has the following terms:

STATED MATURITY: March , 2035

SPECIFIED CURRENCY: U.S. dollars

principal: U.S. dollars

interest: U.S. dollars

exchange rate agent: Not applicable

TRADE DATE: March  , 2025

ORIGINAL ISSUE DATE: March , 2025

ORIGINAL ISSUE PRICE: %

UNDERWRITERS COMMISSION: %

Selling Concession per note: %

Reallowance per note: %

NET PROCEEDS TO PRUDENTIAL FINANCIAL, INC. (before expenses): % or $

AMORTIZING NOTE: Not applicable

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

EXTENDIBLE NOTE: Not applicable

FORM OF NOTE:

master global form only: Yes

non-global form available: No

CUSIP/ISIN: 74432QCK9 / US74432QCK94

REDEMPTION AND REPAYMENT: Prior to December , 2034, redeemable at a redemption price equal to the greater of (x) the principal amount of notes being redeemed and (y) the sum of the present values of the remaining scheduled payments of principal of and interest on the notes being redeemed discounted to the redemption date (assuming the notes matured on December , 2034) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the “treasury rate” (as defined in the Prospectus Supplement, dated March 1, 2024), plus basis points, less interest accrued to the redemption date. On or after December , 2034, redeemable at a redemption price equal to 100% of the principal amount of notes being redeemed. In both cases, plus accrued and unpaid interest to but excluding the redemption date.

INTEREST RATE IS FIXED: Yes

INTEREST RATE IS FLOATING: No

Base Rate:

Base Rate Source:

Initial Interest Rate:

Spread, if any:

Spread Multiplier, if any:

Interest Determination Dates:

Interest Reset Dates:

Interest Payment Dates:

Record Dates:

Index Maturity:

Maximum Interest Rate, if any:

Minimum Interest Rate, if any:

INTEREST PAYMENT DATES: Semi-annually on the day of each March and September, starting September , 2025.

DAY COUNT FRACTION: The amount of interest payable for any interest period will be computed on the basis of a 360-day year of twelve 30-day months.

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

RISK FACTORS:

Investing in the notes involves a number of risks. See “Risk Factors” included or incorporated by reference in the prospectus supplement dated March 1, 2024 and the related prospectus dated March 1, 2024.

SUPPLEMENTAL PLAN OF DISTRIBUTION:

Prudential Financial, Inc. estimates that the total offering expenses, excluding the underwriting discount paid to the underwriters, will be approximately $  .

USE OF PROCEEDS:

The net proceeds from the sale of the notes, after deducting the estimated expenses payable by Prudential Financial, Inc. and the underwriters’ discounts, will amount to approximately $ .

We intend to use the net proceeds from the sale of the notes for general corporate purposes, which may include refinancing our medium-term notes maturing through 2026.

J.P. Morgan	BNP PARIBAS	BofA Securities
Citigroup		Mizuho